Exhibit 10.1

Execution Version

FOURTH AMENDMENT AGREEMENT

FOURTH AMENDMENT AGREEMENT (this “Agreement”) dated as of May 11, 2015 by and among (1) Information Services Group, Inc. (the “Borrower”), (2) International Advisory Holdings Corp., International Consulting Acquisition Corp., TPI Advisory Services Americas, Inc., ISG Information Services Group Americas, Inc. (formerly known as Technology Partners International, Inc.) and TPI Eurosourcing, L.L.C. (collectively, the “Guarantors”), (3) the financial institutions party to the Credit Agreement (as defined below) as lenders (collectively, the “Lenders” and individually, a “Lender”), and (4) Bank of America, N.A. (“Bank of America”) as administrative agent (the “Administrative Agent”) for the Lenders and as Swingline Lender and L/C Issuer with respect to a certain Credit Agreement dated as of May 3, 2013, by and among the Borrower, the Guarantors, the Lenders, the Administrative Agent, the L/C Issuer and BMO Harris Bank N.A. and Fifth Third Bank as co-Syndication Agents, as amended by that certain First Amendment Agreement dated as of November 14, 2013, by and among the Borrower, the Guarantors, the Lenders and the Administrative Agent, that certain Second Amendment Agreement dated as of March 18, 2014, by and among the Borrower, the Guarantors, the Lenders and the Administrative Agent and that certain Third Amendment Agreement dated as of December 2, 2014 (as amended, the “Credit Agreement”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders agree to amend certain provisions of the Credit Agreement; and

WHEREAS, the Lenders have agreed to such amendments, on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

§1.                               Definitions.  Capitalized terms used herein without definition that are defined in the Credit Agreement shall have the same meanings herein as therein.

§2.                               Ratification of Existing Agreements.  All of the Loan Parties’ obligations and liabilities to the Administrative Agent, the L/C Issuer, the Swingline Lender and the Lenders as evidenced by or otherwise arising under the Credit Agreement, the Notes and the other Loan Documents, are, by each Loan Party’s execution of this Agreement, ratified and confirmed in all respects.  In addition, by each Loan Party’s execution of this Agreement, each of the Loan Parties represents and warrants that no Loan Party has any counterclaim, right of set-off or defense of any kind with respect to such obligations and liabilities.

§3.                               Representations and Warranties.  Each of the Loan Parties hereby represents and warrants to the Administrative Agent, the L/C Issuer, the Swingline Lender and Lenders that all of the representations and warranties made by the Loan Parties in the Credit Agreement, the Notes and the other Loan Documents are true in all material respects on the date hereof as if made on and as of the date hereof, except to the extent that such representations and warranties relate expressly to an earlier date.

§4.                               Conditions Precedent.  The effectiveness of the amendments contemplated hereby shall be subject to the satisfaction of each of the following conditions precedent:

(a)                                 Representations and Warranties.  All of the representations and warranties made by the Loan Parties herein, whether directly or incorporated by reference, shall be true and correct on the date hereof except as provided in §3 hereof.

(b)                                 Performance; No Event of Default.  The Loan Parties shall have performed and complied in all respects with all terms and conditions herein required to be performed or complied with by them prior to or at the time hereof, and there shall exist no Default or Event of Default.

(c)                                  Action.  All requisite corporate or other action necessary for the valid execution, delivery and performance by the Loan Parties of this Agreement and all other instruments and documents delivered by the Loan Parties in connection herewith shall have been duly and effectively taken.

(d)                                 Fees and Expenses.

(i)                                     The Borrower shall have paid to the Administrative Agent, for the account of the Lenders, a non-refundable upfront fee equal to $96,140.62, which upfront fee shall be due and payable in full on the date hereof; and

(ii)                                  The Borrower shall have paid to the Administrative Agent the reasonable fees and expenses of counsel to the Administrative Agent in connection with the preparation of this Agreement.

(e)                                  Delivery.  The Loan Parties, the Administrative Agent, the Lenders, the L/C Issuer and the Swingline Lender shall have executed and delivered this Agreement.  In addition, the Loan Parties shall have executed and delivered such further instruments and taken such further action as the Administrative Agent and the Lenders may have reasonably requested, in each case further to effect the purposes of this Agreement, the Credit Agreement and the other Loan Documents.

§5.                               Amendments to the Credit Agreement.

(a)                                 Amendments to Section 1.01 of the Credit Agreement.  The following definitions appearing in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Applicable Rate” means, for any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Consolidated Leverage Ratio), it being understood that the Applicable Rate for (a) Loans that are Base Rate Loans shall be the percentage set forth under the column “Base Rate”, (b) Loans that are Eurodollar Rate Loans shall be the percentage set forth under the column “Eurodollar Rate & Letter of Credit Fee”, (c) the Letter of Credit Fee shall be the percentage set forth under the column “Eurodollar Rate & Letter of

Credit Fee”, and (d) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Applicable Rate

Level	Consolidated Leverage Ratio	Eurodollar Rate & Letter of Credit Fee	Base Rate	Commitment Fee
1	Greater than 2.50:1.00	2.625%	1.625%	0.35%
2	Greater than 2.00:1.00 but less than or equal 2.50:1.00	2.125%	1.125%	0.30%
3	Greater than 1.50:1.00 but less than or equal 2.00:1.00	1.625%	0.625%	0.25%
4	Equal to or less than 1.50:1.00	1.50%	0.50%	0.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 1 shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered.  In addition, at all times while the Default Rate is in effect, the highest rate set forth in each column of the Applicable Rate shall apply.

Notwithstanding anything to the contrary contained in this definition, (a) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b) and (b) the initial Applicable Rate shall be set forth in Level 1 until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b) for the first full fiscal quarter to occur following the Closing Date to the Administrative Agent.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%; and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Change of Control” means an event or series of events by which:

(a)                                 any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (other than the Existing Equity Holders) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)                                 during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)                                  any Person or two or more Persons (other than the Existing Equity Holders) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities; or

(d)                                 a “change of control” or any comparable term under, and as defined in, any Convertible Debenture, shall have occurred; or

(e)                                  at any time the Borrower shall cease to own, directly or indirectly, 100% of the Equity Interests of any Material Subsidiary.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA, plus (ii) the one-time unamortized deferred financing fees previously incurred by Borrower and recognized as an expense on or about the Closing Date in connection with Indebtedness of the Loan Parties being refinanced by this Agreement on the Closing Date in an aggregate amount not to exceed $554,000, less (iii) if the Consolidated Leverage Ratio is greater than 2.25 to 1.00 as of the most recently completed Measurement Period, the aggregate amount of all Restricted Payments made during the such Measurement Period, less (iv) the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during the most recently completed Measurement Period, less (v) the aggregate amount of federal, state, local and foreign income taxes paid or required to be paid, in each case, of or by the Borrower and its Subsidiaries for the most recently completed Measurement Period to (b) the sum of (i) Consolidated Interest Charges, and (ii) the aggregate principal amount of all redemptions or similar acquisitions for value of outstanding debt for borrowed money or regularly scheduled principal payments during such Measurement Period, but excluding (x) the redemption of the Convertible Debenture owing to CPIV S.A. in a principal amount not to exceed $1,672,361 and (y) any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) the maximum amount available to be drawn under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and any earn-out obligations), (e) all Attributable Indebtedness, (f) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary, and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Eurodollar Rate” means:

(a)                                 for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such Interest Period; and

(b)                                 for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two (2) London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one (1) month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one (1) month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination;

provided that if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Guarantors” means, collectively, (a) the Subsidiaries of the Borrower as are or may from time to time become parties to this Agreement pursuant to Section 6.13, and (b) with respect to (i) obligations owing by any Loan Party or any Subsidiary of a Loan Party (other than the Borrower) under any (A) Hedge Agreement, (B) Cash Management Agreement or (C) any other agreement, document or instrument entered into by such Loan Party or Subsidiary with Bank of America including, without limitation, in connection with any performance guaranty or similar financing arrangement provided by Bank of America to such Loan Party or Subsidiary, and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans,

pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit E or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Maturity Date” means (a) with respect to the Revolving Facility, May 3, 2020 and (b) with respect to the Term Facility, May 3, 2020; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, an officer of the Borrower with respect to any Guarantor in accordance with Section 10.09, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent.

“Secured Obligations” means (a) all Obligations, (b) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements, (c) all obligations arising under any agreement, document or instrument entered into by any Loan Party or any Subsidiary of any Loan Party with Bank of America including, without limitation, in connection with any performance guaranty or similar financing arrangement provided by Bank of America to such Loan Party or Subsidiary, and (d) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, provided that “Secured Obligations” shall exclude any Excluded Swap Obligations.

“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit J or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent pursuant), appropriately completed and signed by a Responsible Officer of the Borrower.

(b)                                 Amendment to Section 1.01 of the Credit Agreement.  The following new definitions are hereby added to Section 1.01 of the Credit Agreement in their appropriate alphabetical order to read as follows:

“Fourth Amendment” means that certain Fourth Amendment Agreement, dated as of May 11, 2015, among the Loan Parties, the Lenders, the Administrative Agent, the L/C Issuer and the Swingline Lender.

“Notice of Loan Prepayment” means notice of prepayment with respect to a Revolving Credit Loan or a Swing Line Loan, which shall be in a form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

(c)                                  Amendment to Section 2.02 of the Credit Agreement.  Clause (a) of Section 2.02 of the Credit Agreement is hereby amended by amending and restating the first two sentences thereof to read as follows:

(a)                                 Notice of Borrowing.  Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by: (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice.  Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.

(d)                                 Amendment to Section 2.04 of the Credit Agreement.  Clause (b) of Section 2.04 of the Credit Agreement is hereby amended by amending and restating the first sentence thereof to read as follows:

(b)                                 Borrowing Procedures.  Each Swingline Borrowing shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by:  (A) telephone or (B) a Swingline Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Swingline Lender and the Administrative Agent of a Swingline Loan Notice.

(e)                                  Amendment to Section 2.05 of the Credit Agreement.  Clause (a) of Section 2.05 of the Credit Agreement is hereby amended as follows:

(i)                                     The first sentence of clause (i) of Section 2.05(a) is hereby amended and restated in its entirety to read as follows:

(i)                                     The Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Term Loans and Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.

(ii)                                  The first sentence of clause (ii) of Section 2.05(a) is hereby amended and restated in its entirety to read as follows:

(ii)                                  The Borrower may, upon notice to the Swingline Lender pursuant to delivery to the Swingline Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess hereof (or, if less, the entire principal thereof then outstanding).

(f)                                   Amendment to Section 2.07 of the Credit Agreement.  Clause (a) of Section 2.07 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)                                 Term Loans.  The Borrower shall repay to the Term Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), unless accelerated sooner pursuant to Section 8.02;

Fiscal Year	Payment Date	Principal Payment Installments
2015	June 30	$562,500
	September 30	$562,500
	December 31	$562,500
2016	March 31	$562,500
	June 30	$562,500
	September 30	$562,500
	December 31	$562,500
2017	March 31	$562,500
	June 30	$562,500
	September 30	$562,500
	December 31	$562,500
2018	March 31	$562,500
	June 30	$562,500
	September 30	$562,500
	December 31	$562,500
2019	March 31	$562,500
	June 30	$562,500
	September 30	$562,500
	December 31	$562,500
2020	March 31	$562,500
	May 3	$27,843,750

provided, however, that (i) the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date and (ii) (A) if any principal repayment installment to be made by the Borrower (other than principal repayment installments on Eurodollar Rate Loans) shall come due on a day other than a Business Day, such principal repayment installment shall be due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be and (B) if any principal repayment installment to be made by the Borrower on a Eurodollar Rate Loan shall come due on a day other than a Business Day, such principal repayment installment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such principal repayment installment into another calendar month, in which event such principal repayment installment shall be due on the immediately preceding Business Day.

(g)                                  Amendment to Section 6.11 of the Credit Agreement. Section 6.11 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

6.11                        Use of Proceeds.

Use the proceeds of the Credit Extensions (a) to refinance (i) the Indebtedness outstanding under the Convertible Debentures at any time on or after the Fourth Amendment becomes effective and (ii) other Indebtedness outstanding on the Closing Date and (b) to provide ongoing working capital and for other general corporate purposes so long as the uses specified in clauses (a) and (b) are not in contravention of any Law or of any Loan Document.

(h)                                 Amendment to Section 7.14 of the Credit Agreement.  Section 7.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.14                        Prepayments, Etc. of Indebtedness.

Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (including by the exercise of any right of setoff), or make any payment in violation of any subordination, standstill or collateral sharing terms of or governing, any Indebtedness, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement, (b) the prepayment of the Indebtedness outstanding under the Convertible Debentures and (c) regularly scheduled or required repayments or redemptions of Indebtedness under the Indebtedness set forth in Schedule 7.02 and refinancings and refundings of such Indebtedness in compliance with Section 7.02(b).

(i)                                     Amendment to Section 8.03 of the Credit Agreement.  The “Fourth” clause of Section 8.03 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, L/C Borrowings and Secured Obligations then owing under Secured Hedge Agreements, Secured Cash Management Agreements and any other agreement, document or instrument entered into by any Loan Party or any Subsidiary of any Loan Party with Bank of America, ratably among the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks and Bank of America in proportion to the respective amounts described in this clause Fourth held by them;

(j)                                    Amendment to Article X of the Credit Agreement.  Article X of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

10.01                 Guaranty.

Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Secured Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of any Loan Party or any Subsidiary of a Loan Party to the Secured Parties, arising hereunder or under any other Loan Document, any Secured Cash Management Agreement, any Secured Hedge Agreement or any other agreement, document or instrument evidencing such Secured Obligations (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof).  Notwithstanding the foregoing, the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.  The Administrative Agent’s books and records showing the amount of the Secured Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Secured Obligations.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or any instrument or agreement evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Secured Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02                 Rights of Lenders.

Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Secured Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Secured Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Secured Obligations.  Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

10.03                 Certain Waivers.

Each Guarantor waives (a) any defense arising by reason of any disability or other defense of any other Loan Party or any Subsidiary of a Loan Party or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of any other Loan Party or any Subsidiary of a Loan Party; (b) any defense based on any claim that such

Guarantor’s obligations exceed or are more burdensome than those of any other Loan Party or any Subsidiary of a Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against any other Loan Party or any Subsidiary of a Loan Party, proceed against or exhaust any security for the Secured Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties.  Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Secured Obligations.

10.04                 Obligations Independent.

The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Secured Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not any other Loan Party or any Subsidiary of a Loan Party or any other person or entity is joined as a party.

10.05                 Subrogation.

No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Secured Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated.  If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Secured Obligations, whether matured or unmatured.

10.06                 Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Secured Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Loan Party or any Subsidiary of a Loan Party or other Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

10.07                 Stay of Acceleration.

If acceleration of the time for payment of any of the Secured Obligations is stayed, in connection with any case commenced by or against a Guarantor or any other Loan Party or any Subsidiary of a Loan Party under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Secured Parties.

10.08                 Condition of any Loan Party.

Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from any other Loan Party or any Subsidiary of a Loan Party and any other guarantor such information concerning the financial condition, business and operations of any other Loan Party or any Subsidiary of a Loan Party and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of any other Loan Party or any Subsidiary of a Loan Party or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

10.09                 Appointment of Borrower.

Each of the Guarantors hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Guarantors as the Borrower deems appropriate in its sole discretion and each Guarantor shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, L/C Issuer or a Lender to the Borrower shall be deemed delivered to each Guarantor and (c) the Administrative Agent, L/C Issuer or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Guarantors.

10.10                 Right of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law.

10.11                 Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time this Guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article 10 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

(k)                                 Amendment to Section 11.02 of the Credit Agreement.  Clause (e) of Section 11.02 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(e)                                  Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices, Letter of Credit Applications, Notice of Loan Prepayment and Swingline Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(l)                                     Amendment to Section 11.18 of the Credit Agreement.  Section 11.18 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

11.18                 Electronic Execution.

The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

(m)                             Amendment to Section 11 of Credit Agreement.  A new Section 11.21 is hereby added to Section 11 of the Credit Agreement to read as follows:

11.21                 FATCA Treatment.

For purposes of determining withholding Taxes imposed under the FATCA, from and after the effective date of the Fourth Amendment, the Loan Parties and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

§6.                               Miscellaneous Provisions.

(a)                                 Except as otherwise expressly provided by this Agreement, all of the respective terms, conditions and provisions of the Credit Agreement, the Notes and the other Loan Documents shall remain the same.  The Credit Agreement, as amended hereby, shall continue in full force and effect, and this Agreement and the Credit Agreement, shall be read and construed as one instrument.

(b)                                 THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS SHALL BE GOVERNED BY, AND

CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(c)                                  This Agreement may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument.  In making proof of this Agreement it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.  A facsimile or other electronic transmission of an executed counterpart shall have the same effect as the original executed counterpart.

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IN WITNESS WHEREOF, the undersigned have duly executed this Fourth Amendment Agreement as of the date first set forth above.

INFORMATION SERVICES GROUP, INC.

By:	/s/ David Berger
Name:	David Berger
Title:	Chief Financial Officer

INTERNATIONAL ADVISORY HOLDINGS CORP.

By:	/s/ David Berger
Name:	David Berger
Title:	President & Chief Financial Officer

INTERNATIONAL CONSULTING ACQUISITION CORP.

By:	/s/ David Berger
Name:	David Berger
Title:	President & Chief Financial Officer

TPI ADVISORY SERVICES AMERICAS, INC.

By:	/s/ David Berger
Name:	David Berger
Title:	President

ISG INFORMATION SERVICES GROUP AMERICAS, INC. (formerly known as Technology Partners International, Inc.)

By:	/s/ David Berger
Name:	David Berger
Title:	Vice President & Secretary

TPI EUROSOURCING, L.L.C.

By:	/s/ David Berger
Name:	David Berger
Title:	President & Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swingline Lender

By:	/s/ Christopher T. Phelan
Name:	Christopher T. Phelan
Title:	Senior Vice President

BANK OF AMERICA, N.A.

By:	/s/ Christopher T. Phelan
Name:	Christopher T. Phelan
Title:	Senior Vice President

FIFTH THIRD BANK

By:	/s/ Valerie Schanzer
Name:	Valerie Schanzer
Title:	Managing Director

BMO HARRIS BANK N.A.

By:	/s/ Anna Smith
Name:	Anna Smith
Title:	Vice President

WEBSTER BANK, NATIONAL ASSOCIATION

By:	/s/ Richard Freeman
Name:	Richard Freeman
Title:	Vice President